Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Yum China Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-214053) on Form S-8 of Yum China Holdings, Inc. of our report dated March 8, 2017, with respect to the consolidated and combined balance sheets of YUM China Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated and combined statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of the Company.

The audit report contains an explanatory paragraph that states that the combined financial statements, constituting the periods prior to October 31, 2016, include Yum! Brands, Inc.’s (“YUM”) China businesses and operations and have been derived from the consolidated financial statements and underlying accounting records of YUM. The combined financial statements also include expense allocations for certain corporate functions historically provided by YUM. These allocations may not be indicative of the actual expenses which would have been incurred had the Company operated as a separate entity apart from YUM prior to October 31, 2016.

/s/ KPMG Huazhen LLP

Shanghai, China

March 8, 2017